UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2009

CC MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53354	26-0241222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Basse Road

San Antonio, Texas 78209

(Address of principal executive offices, zip code)

(210) 822-2828

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	OTHER EVENTS

Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“Clear Channel Outdoor Holdings”) and a subsidiary of the Registrant, issued a press release today announcing the pricing of the $500,000,000 aggregate principal amount of Series A Senior Notes due 2017 and $2,000,000,000 aggregate principal amount of Series B Senior Notes due 2017 (collectively, the “Notes”) offered by its indirect, wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc., a Nevada corporation (“Clear Channel Worldwide”).

Clear Channel Outdoor Holdings, Clear Channel Outdoor, Inc., a Delaware corporation and wholly-owned subsidiary of Clear Channel Outdoor Holdings (“CCOI”), and certain other existing and future domestic subsidiaries of Clear Channel Outdoor Holdings (collectively, the “Guarantors”) will guarantee the Notes. The Notes will be senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel Worldwide and the guarantees of the Notes will rank pari passu in right of payment to all unsubordinated indebtedness of the Guarantors, including indebtedness owed by CCOI to Clear Channel Communications, Inc., a Texas corporation and the parent of Clear Channel Outdoor Holdings and Clear Channel Worldwide (“Clear Channel Communications”).

Clear Channel Worldwide intends to loan the proceeds from the issuance and sale of the Notes to CCOI, which in turn will use a portion of the net proceeds to repay approximately $2.0 billion aggregate principal amount of indebtedness owed to Clear Channel Communications.

The Notes are being offered and sold only to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act. The initial issuance and sale of the Notes will not be registered under the Act, and the Notes may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Act. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CC MEDIA HOLDINGS, INC.

Date: December 21, 2009	By:	/S/ HERBERT W. HILL
	Name:	Herbert W. Hill
	Title:	Senior Vice President, Chief Accounting Officer
and Assistant Secretary